UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                                PremiumWear, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    74090910
               ---------------------------------------------------
                                 (CUSIP Number)


                              Francisco A. Lorenzo
                                 333 Clay Street
                                   Suite 4040
                                Houston, TX 77002
                                 (713) 658-9594
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                  July 11, 1996
              ----------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box
|_|.

         Check the following box if a fee is being paid with this statement |_|.

                                  SCHEDULE 13D

-------------------                                        ---------------------
CUSIP No. 626320204                                        Page 2 of 13 Pages
-------------------                                        ---------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Francisco A. Lorenzo
                             (Intentionally Omitted)
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                        (b) |_|
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

------ -------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
       REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                              |_|

------ -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                             United States
------ -------------------------------------------------------------------------
                       7    SOLE VOTING POWER
     NUMBER OF
                      ----- ----------------------------------------------------
       SHARES          8    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                              140,600 shares
                      ----- ----------------------------------------------------
        EACH           9    SOLE DISPOSITIVE POWER
     REPORTING
       PERSON
                      ----- ----------------------------------------------------
        WITH           10   SHARED DISPOSITIVE POWER

                                              140,600 shares
------ -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              140,600 shares
------ -------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
       EXCLUDES CERTAIN SHARES*                                             |_|

------ -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                               6.83%
------ -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON*
                                                IN

------ -------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------                                        ---------------------
CUSIP No. 626320204                                        Page 3 of 13 Pages
-------------------                                        ---------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                              Savoy Partners, Inc.
                             (Intentionally Omitted)
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                        (b) |_|

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    SOURCE OF FUNDS*
                                      WC

------ -------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
       REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                              |_|

------ -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                      Delaware
------ -------------------------------------------------------------------------
                       7    SOLE VOTING POWER
     NUMBER OF
                      ----- ----------------------------------------------------
       SHARES          8    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       78,400 shares
                      ----- ----------------------------------------------------
        EACH           9    SOLE DISPOSITIVE POWER
     REPORTING
       PERSON
                      ----- ----------------------------------------------------
        WITH           10   SHARED DISPOSITIVE POWER

                                      78,400 shares
------ -------------------------------------------------------------------------
 11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       78,400 shares
------ -------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
       EXCLUDES CERTAIN SHARES*                                             |_|

------ -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                       3.80%
------ -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON*

                                       CO
------ -------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------                                        ---------------------
CUSIP No. 626320204                                        Page 4 of 13 Pages
-------------------                                        ---------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Jet Capital Corporation
                             (Intentionally Omitted)
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                        (b) |_|
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    SOURCE OF FUNDS*
                                         WC
------ -------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
       REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                              |_|

------ -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                         Delaware
------ -------------------------------------------------------------------------
                       7    SOLE VOTING POWER
     NUMBER OF
                      ----- ----------------------------------------------------
       SHARES          8    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                           42,200 shares
                      ----- ----------------------------------------------------
        EACH           9    SOLE DISPOSITIVE POWER
     REPORTING
       PERSON
                      ----- ----------------------------------------------------
        WITH           10   SHARED DISPOSITIVE POWER

                                          42,200 shares
------ -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                          42,200 shares
------ -------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
       EXCLUDES CERTAIN SHARES*                                             |_|

------ -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                          2.05%
------ -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON*

                                          CO
------ -------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------                                        ---------------------
CUSIP No. 626320204                                        Page 5 of 13 Pages
-------------------                                        ---------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust
                             (Intentionally Omitted)
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                        (b) |_|

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    SOURCE OF FUNDS*
                                          OO

------ -------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
       REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                              |_|

------ -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                          United States
------ -------------------------------------------------------------------------
                       7    SOLE VOTING POWER
     NUMBER OF
                      ----- ----------------------------------------------------
       SHARES          8    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                            5,000 shares
                      ----- ----------------------------------------------------
        EACH           9    SOLE DISPOSITIVE POWER
     REPORTING
       PERSON
                      ----- ----------------------------------------------------
        WITH           10   SHARED DISPOSITIVE POWER

                                          5,000 shares
------ -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                          5,000 shares
------ -------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
       EXCLUDES CERTAIN SHARES*                                             |_|

------ -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                          0.24%
------ -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON*

                                          OO
------ -------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------                                        ---------------------
CUSIP No. 626320204                                        Page 6 of 13 Pages
-------------------                                        ---------------------

------ -------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Francisco A. Lorenzo, As Custodian for Mercedes Ana Lorenzo
                             (Intentionally Omitted)
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                        (b) |_|
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

                                          OO
------ -------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
       REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                              |_|
------ -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                          United States
------ -------------------------------------------------------------------------
                       7    SOLE VOTING POWER
     NUMBER OF
                      ----- ----------------------------------------------------
       SHARES          8    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                            5,000 shares
                      ----- ----------------------------------------------------
        EACH           9    SOLE DISPOSITIVE POWER
     REPORTING
       PERSON
                      ----- ----------------------------------------------------
        WITH           10   SHARED DISPOSITIVE POWER

                                          5,000 shares
------ -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                          5,000 shares
------ -------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
       EXCLUDES CERTAIN SHARES*                                             |_|

------ -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                          0.24%
------ -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON*

                                          IN
------ -------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------                                        ---------------------
CUSIP No. 626320204                                        Page 7 of 13 Pages
-------------------                                        ---------------------

------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Francisco A. Lorenzo, As Custodian for Carolina Grace Lorenzo
                            (Intentionally Omitted)
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                        (b) |_|

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    SOURCE OF FUNDS*
                                          OO

------ -------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
       REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                              |_|

------ -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                          United States
------ -------------------------------------------------------------------------
                       7    SOLE VOTING POWER
     NUMBER OF
                      ----- ----------------------------------------------------
       SHARES          8    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                            5,000 shares
                      ----- ----------------------------------------------------
        EACH           9    SOLE DISPOSITIVE POWER
     REPORTING
       PERSON
                      ----- ----------------------------------------------------
        WITH           10   SHARED DISPOSITIVE POWER

                                          5,000 shares
------ -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                          5,000 shares

------ -------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
       EXCLUDES CERTAIN SHARES*                                             |_|

------ -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                          0.24%
------ -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON*

                                          IN
------ -------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------                                        ---------------------
CUSIP No. 626320204                                        Page 8 of 13 Pages
-------------------                                        ---------------------


  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Francisco A. Lorenzo, As Custodian for Timon Francis Lorenzo
                             (Intentionally Omitted)
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                        (b) |_|
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    SOURCE OF FUNDS*
                                          OO
------ -------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
       REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                              |_|

------ -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                          United States
------ -------------------------------------------------------------------------
                       7    SOLE VOTING POWER
     NUMBER OF
                      ----- ----------------------------------------------------
       SHARES          8    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                            5,000 shares
                      ----- ----------------------------------------------------
        EACH           9    SOLE DISPOSITIVE POWER
     REPORTING
       PERSON
                      ----- ----------------------------------------------------
        WITH           10   SHARED DISPOSITIVE POWER

                                          5,000 shares
------ -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                          5,000 shares
------ -------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
       EXCLUDES CERTAIN SHARES*                                             |_|

------ -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                          0.24%
------ -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON*

                                          IN
------ -------------------------------------------------------------------------

                                                            Page 9 of 13 Pages


         This Amendment No. 1 amends the Schedule 13D filed on January 15, 1996 (the "Schedule 13D") on behalf of Francisco A. Lorenzo, Savoy Partners, Inc., Jet Capital Corporation, Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust, Francisco A. Lorenzo, As Custodian for Mercedes Ana Lorenzo, Francisco A. Lorenzo, As Custodian for Carolina Grace Lorenzo and Francisco A. Lorenzo, As Custodian for Timon Francis Lorenzo (collectively, the "Reporting Persons"), with respect to the Common Stock, par value $0.01 per share, of PremiumWear, Inc. (formerly known as Munsingwear, Inc.). Items not included in this Amendment are either not amended or not applicable. All capitalized terms used herein and not otherwise defined herein have the meaning ascribed to such terms in the
Schedule 13D.


Item 3.  Source and Amount of Funds

         The Response to Item 3 is hereby amended by deleting the entire text thereof and inserting the following in lieu thereof.

         The source and amount of funds (excluding commissions) used by the Reporting Persons to purchase the shares of Common Stock reported in Item 5 below were as follows:

Name                                                   Source of Funds                       Amount
----                                                   ---------------                       ------

Savoy Partners, Inc.                                   Working Capital                       $614,862

Jet Capital Corporation                                Working Capital                       $335,000

Trust for Benefit of Nicole Patricia Lorenzo -         Trust Funds                           $40,600
1992 Trust

Francisco A. Lorenzo, As Custodian for Mercedes        Custodial Funds                       $39,400
Ana Lorenzo

Francisco A. Lorenzo, As Custodian for Carolina        Custodial Funds                       $39,500
Grace Lorenzo

Francisco A. Lorenzo, As Custodian for Timon           Custodial Funds                       $40,200
Francis Lorenzo



Item 4.  Purpose of Transaction

         Item 4 of the Schedule 13D is hereby amended by deleting the second and third paragraphs thereof.


Item 5. Interest in Securities of the Company

         The Response to Item 5(a) and (b) is hereby amended by deleting the entire text thereof and inserting the following in lieu thereof.

                                                            Page 10 of 13 Pages


         (a) and (b) The aggregate number of shares and percentage of the outstanding shares of Common Stock (based on the number of shares reported by the Issuer to be outstanding at July 16, 1996) owned by each of the Reporting Persons is as follows:



Name                                                Number of Shares                 Percentage
----                                                ----------------                 ----------

Savoy Partners, Inc.                                78,400 shares(1)                 3.80%(1)

Jet Capital Corporation                             42,200 shares(1)                 2.05%(1)

Trust for Benefit of Nicole Patricia                 5,000 shares(1)                 0.24%(1)
Lorenzo - 1992 Trust

Francisco A. Lorenzo, As Custodian for               5,000 shares                    0.24%
Mercedes Ana Lorenzo

Francisco A. Lorenzo, As Custodian for               5,000 shares                    0.24%
Carolina Grace Lorenzo

Francisco A. Lorenzo, As Custodian for               5,000 shares                    0.24%
Timon Francis Lorenzo


             (1) Francisco A. Lorenzo shares voting and dispositive power with respect to the shares of Common Stock owned by Savoy Partners, Inc., Jet Capital Corporation and the Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust. Accordingly, Mr. Lorenzo may be deemed to be the beneficial owner of all of the 140,600 shares owned by the Reporting Persons, representing 6.83% of the outstanding shares of Common Stock. Schedule B annexed hereto and incorporated herein by reference sets forth certain information as to the person with whom Mr. Lorenzo shares voting or dispositive power with respect to shares of Common Stock owned by the Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust. Except as set forth above, neither any Reporting Person nor (to the knowledge of the Reporting Persons) any person referred to on Schedule B beneficially owns any shares of Common Stock.

                                                            Page 11 of 13 Pages


         (c) The Response to Item 5(c) is hereby amended by adding the following thereto.

             Certain information concerning the transactions in the Common Stock effected since May 11, 1996 (60 days prior to July 11, 1996) by the Reporting Persons is as follows:


          Name                     Date            Number of Shares             Purchase or Sale          Price per Share
          ----                     ----            ----------------             ----------------          ---------------

Savoy Partners, Inc.             05/23/96                   4,000                     Sale                      7.500
Savoy Partners, Inc.             06/05/96                   1,500                   Purchase                    7.042
Savoy Partners, Inc.             06/06/96                   2,000                   Purchase                    7.125
Savoy Partners, Inc.             06/11/96                  10,000                   Purchase                    7.250
Savoy Partners, Inc.             07/01/96                   4,600                   Purchase                    7.375
Savoy Partners, Inc.             07/02/96                    400                    Purchase                    7.625
Savoy Partners, Inc.             07/08/96                   3,500                   Purchase                    9.500
Savoy Partners, Inc.             07/08/96                   1,000                   Purchase                    9.375
Savoy Partners, Inc.             07/09/96                    600                    Purchase                    9.750
Savoy Partners, Inc.             07/11/96                   3,000                   Purchase                    9.750
Savoy Partners, Inc.             07/11/96                   1,000                   Purchase                    9.625
Savoy Partners, Inc.             08/30/96                    900                    Purchase                   10.375
Savoy Partners, Inc.             09/10/96                   1,600                   Purchase                   10.500
Savoy Partners, Inc.             09/11/96                    300                    Purchase                   10.500
Savoy Partners, Inc.             09/12/96                    100                    Purchase                   10.500


All of such transactions were effected on the New York Stock Exchange.

         (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the profits from the sale of, the shares of Common Stock owned by the Reporting Persons.

                                                            Page 12 of 13 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of each person or entity set forth below, each such person or entity certifies that the information set forth in this Statement is true, complete, and correct.



Dated:  September 30, 1996



/s/ Francisco A. Lorenzo
-----------------------------
        Francisco A. Lorenzo


SAVOY PARTNERS, INC.



By/s/ Francisco A. Lorenzo
  ---------------------------
        Francisco A. Lorenzo
        President


JET CAPITAL CORPORATION



By/s/ Francisco A. Lorenzo
  ---------------------------
         Francisco A. Lorenzo
         President


TRUST FOR BENEFIT OF
NICOLE PATRICIA LORENZO - 1992 TRUST



By/s/ Francisco A. Lorenzo
  ---------------------------
         Francisco A. Lorenzo
         Trustee

                                                           Page 13 of 13 Pages



FRANCISCO A. LORENZO, AS CUSTODIAN
FOR MERCEDES ANA LORENZO



/s/ Francisco A. Lorenzo
-----------------------------
        Francisco A. Lorenzo


FRANCISCO A. LORENZO, AS CUSTODIAN
FOR CAROLINA GRACE LORENZO



/s/ Francisco A. Lorenzo
-----------------------------
        Francisco A. Lorenzo


FRANCISCO A. LORENZO, AS CUSTODIAN
FOR TIMON FRANCIS LORENZO



/s/ Francisco A. Lorenzo
-----------------------------
        Francisco A. Lorenzo